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                                                                      Exhibit 23

                         Independent Auditors' Consent



The Board of Directors
Apogee Enterprises, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-60400 and 33-35944) on Form S-8 of Apogee Enterprises, Inc. of our report dated April 9, 1997, relating to the consolidated balance sheets of Apogee Enterprises, Inc. and subsidiaries as of March 1, 1997 and March 2, 1996, and the related consolidated results of operations and cash flows for each of the years in the three-year period ended March 1, 1997, which report appears in the March 1, 1997 annual report on Form 10-K of Apogee Enterprises, Inc.



                                  /s/ KPMG Peat Marwick LLP


Minneapolis, Minnesota
May 23, 1997